Execution Version

AMENDMENT TO SUBADVISORY AGREEMENT

FOR AST LARGE-CAP GROWTH PORTFOLIO OF

ADVANCED SERIES TRUST

AST Investment Services, Inc., PGIM Investments LLC (collectively, the "Manager"), and Jennison Associates LLC, a Delaware limited liability company (the "Subadviser") hereby agree to amend the Subadvisory Agreement, dated as of June 6, 2022, by and among the Manager and the Subadviser, pursuant to which the Subadviser has been retained to provide investment advisory services to the AST Large-Cap Growth Portfolio, as follows;

1. Schedule A is hereby deleted and replaced with the attached Schedule A.

IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and Jennison Associates LLC have duly executed this Amendment as of the effective date of this Amendment.

AST INVESTMENT SERVICES, INC.

By: /s/Timothy Cronin

Name: Timothy Cronin

Title: President

PGIM INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: Senior Vice President

JENNISON ASSOCIATES LLC

By: /s/ William C. Ings

Name: William C. Ings

Title: Managing Director

Effective Date as Revised: December 16, 2024

SCHEDULE A

Advanced Series Trust

AST Large-Cap Growth Portfolio

As compensation for services provided by Jennison Associates LLC ("Jennison"), PGIM Investments LLC and AST Investment Services, Inc. will pay Jennison a subadvisory fee on the net assets managed by Jennison that is equal, on an annualized basis, to the following:

Portfolio	Subadvisory Fee*
AST Large-Cap Growth Portfolio	0.230% of average daily net assets

*In the event Jennison invests its Allocated Assets in any other pooled investment vehicle it manages or subadvises, Jennison will waive its subadvisory fee hereunder in an amount equal to the acquired fund fee paid to the Jennison with respect to the Allocated Assets so invested. Notwithstanding the foregoing, under no circumstances will the subadvisory fee waivers referred to in the preceding sentence exceed 100% of the subadvisory fee.

Effective Date as Revised: December 16, 2024

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